Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                       Vice President and Treasurer
                       540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

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WINCHESTER, Virginia (February 19, 2009) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the third quarter of its fiscal year 2009, ended January 31, 2009.

Net sales declined 1% as compared with the third quarter of the prior fiscal year, to $131,153,000. Net sales declined 12% during the nine-month period ended January 31, 2009, compared with the comparable period of the prior fiscal year. The Company experienced an increase in its remodeling sales during the three-month period, as the Company benefited from consumers rotating to the Company’s value price point, driven in part by retail promotional incentives. The Company experienced continued weakness in its new construction sales, which declined to a greater extent than earlier in the Company’s fiscal year.

The Company generated net income of $23,000, or $0.00 per diluted share during its third quarter of fiscal year 2009, compared with a net loss of $2.0 million, or $0.14 per diluted share, in the third quarter of the prior fiscal year. The Company generated a net loss of $301,000, or $0.02 per diluted share during the nine-month period ended January 31, 2009, compared with net income of $4,235,000, or $0.29 per diluted share, during the comparable nine-month period of the prior fiscal year.

Gross profit for the third quarter of fiscal year 2009 was 15.5% of net sales, compared with 13.3% of net sales in the third quarter of the prior fiscal year. Gross profit was 15.3% of net sales during the first nine months of fiscal year 2009, as compared with 17.4% of net sales during the comparable period of the prior fiscal year. The improvement in gross profit margin during the three-month period primarily reflected the absence of severance and separation costs that aggregated 1.0% of net sales in the prior year’s third quarter, as well as lower headcount-related and fuel costs. The beneficial impact of these improvements was partially offset by the continued inflationary impact upon materials costs. The decline in gross margin during the nine-month period reflected the unfavorable impact of inefficiencies in overhead and freight costs stemming from lower sales volumes, as well as the impact of higher fuel and petroleum-related costs upon both freight and materials costs.

Selling, general and administrative costs were 15.9% of net sales in the third quarter of fiscal 2009, down from 16.9% of net sales in the third quarter of the prior fiscal year. Selling, general and administrative costs were 15.7% of net sales in the first nine months of fiscal year 2009, down from 16.5% in the comparable period of the prior fiscal year. The Company’s operating expenses during the third quarter of fiscal year 2009 continued to be lower than in the prior fiscal year, driven primarily by reductions in headcount and other volume-related costs.

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The Company generated free cash flow of $5.3 million in the third quarter of fiscal 2009 (defined as cash provided by operating activities net of cash used for investing activities), and used this cash to return $1.3 million to its shareholders primarily through maintenance of the Company’s regular quarterly dividend.

         American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fourteen manufacturing facilities and nine service centers across the country.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2009	2008	2009	2008
Net Sales	$131,153	$132,837	$405,245	$459,124
Cost of Sales & Distribution	110,768	115,125	343,332	379,393

Gross Profit	20,385	17,712	61,913	79,731
Sales & Marketing Expense	14,759	16,547	45,450	55,290
G&A Expense	6,118	5,931	18,094	20,457

Operating Income (Loss)	(492)	(4,766)	(1,631)	3,984
Interest & Other (Income) Expense	(156)	(353)	(745)	(1,212)
Income Tax Expense (Benefit)	(359)	(2,392)	(585)	961

Net Income (Loss)	$23	$(2,021)	$(301)	$4,235

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,055,327	14,368,723	14,049,549	14,644,859
Earnings (Loss) Per Diluted Share	$0.00	$(0.14)	$(0.02)	$0.29

Balance Sheet

	January 31 2009	April 30 2008
Cash & Cash Equivalents	$64,685	$56,932
Customer Receivables	33,682	27,744
Inventories	39,011	46,981
Other Current Assets	10,491	11,731

Total Current Assets	147,869	143,388
Property, Plant & Equipment	136,988	150,840
Other Assets	21,147	20,571

Total Assets	$306,004	$314,799

Current Portion – Long-Term Debt	$854	$864
Accounts Payable & Accrued Expenses	54,538	55,170

Total Current Liabilities	55,392	56,034
Long-Term Debt	25,334	26,043
Other Liabilities	12,126	18,088

Total Liabilities	92,852	100,165
Stockholders’ Equity	213,152	214,634

Total Liabilities & Stockholders’ Equity	$306,004	$314,799

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended October 31
	2009	2008
Net Cash Provided by Operating Activities	$26,009	$39,316
Net Cash Used by Investing Activities	(11,196)	(15,472)
Free Cash Flow	14,813	23,844

Net Cash Used by Financing Activities	(7,060)	(26,538)

Net Increase/(Decrease) in Cash and Cash Equivalents	7,753	(2,694)
Cash and Cash Equivalents, Beginning of Period	56,932	58,125

Cash and Cash Equivalent, End of Period	$64,685	$55,431

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